Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statement on Form S-4 of Carrizo Oil & Gas, Inc. of our report dated December 15, 2014, with respect to the combined statements of revenues and direct operating expenses of oil and gas properties acquired by Carrizo Oil & Gas, Inc. for the years ended December 31, 2013 and 2012, and the nine months ended September 30, 2014, which report appears in the Form 8-K/A of Carrizo Oil & Gas, Inc. filed on December 16, 2014, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Houston, Texas

January 13, 2015